2OV Putnam Mid Cap Value Fund attachment
4/30/04 Annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	Putnam Management has agreed to assume certain expenses
incurred by the fund in connection with allegations of improper short-term trading activity. During the funds year ended April 30, 2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $28,017.

72DD1 (000s omitted)

Class A	396

72DD2 (000s omitted)

Class Y	62

73A1

Class A	0.013

73A2

Class R	0.015
Class Y	0.038

74U1 (000s omitted)

Class A	30,170
Class B	21,914
Class C	2,433

74U2 (000s omitted)

Class M	1,006
Class R	1
Class Y	1,982

74V1

Class A	12.53
Class B	12.39
Class C	12.39

74V2

Class M	12.44
Class R	12.50
Class Y	12.55